Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact	Imagenetix Investor Relations	William P. Spencer
		(858)385-2797	Chief Executive Officer
Imagenetix, Inc.
Tel: (858) 674-8455

IMAGENETIX, INC. REPORTS SECOND QUARTER 2011 RESULTS

San Diego, CA***November 16, 2010***Imagenetix, Inc. (OTCBB:IAGX) announced today results for the three and six months ended September 30, 2010. Net sales increased 69% for the second quarter of fiscal year 2011 to $3,220,000 from $1,900,600 for the same period of last year.   Net income for the second quarter was $70,000, $.01 per share, compared to net income of $553,000, $.05 per share, for the same period of the prior fiscal year.  The results of the previous fiscal year quarter included one-time before tax settlement income of $1,250,000.

For the six months ended September 30, 2010, net sales increased 19% to $4,305,000 from $3,603,000 for the same period the previous fiscal year.  A net loss of $534,000, $0.05 per share, compared to net income of $138,000, $0.01 per share, for the previous fiscal year which included the one-time before tax settlement income of $1,250,000.

Commenting on the results of the second quarter, Mr. William Spencer, Imagenetix Chief Executive Officer said: “Sales more than tripled from the first fiscal quarter as several major chains expanded  Celadrin softgels and  BioGuard, our novel healthy immune system innovation, to a national level. As a result of this expansion, we have initiated a national television advertising campaign for Celadrin which should give us the necessary exposure to continue rolling out product to additional retail outlets.  Forward looking, Imagenetix is expanding sales of Celadrin cream into the nation’s largest warehouse club store during the current quarter.  We have been able to fund this growth by securing a banking relationship that provides working capital based on receivables and inventory.”

About Imagenetix
Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Celadrin®.  Please visit, www.celadrin.com, www.bioguardhealth.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2009.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$3,220	$1,901	$4,305	$3,603
Cost of sales	1,432	1,039	2,182	2,095
Gross profit	1,788	862	2,123	1,508
Gross profit percent	55.5%	45.3%	49.3%	41.9%

Operating expenses:
General and administrative	876	575	1,472	1,383
Payroll expense	320	269	562	523
Consulting expense	342	295	753	575
Operating expenses	1,538	1,139	2,787	2,481

Operating income (loss)	250	(277)	(664)	(973)
Other income	-	1	1	2
Settlement income	-	1,250	-	1,250
Interest expense	(25)	-	(114)	(2)
Income (loss) before income taxes	225	974	(777)	277
Income tax expense (benefit)	155	421	(243)	139

Net income (loss)	$70	$553	$(534)	$138

Income (loss) per share:
Basic	$0.01	$0.05	$(0.05)	$0.01
Diluted	$0.01	$0.05	$(0.05)	$0.01

Weighted average common shares outstanding:
Basic	11,811	11,011	11,560	11,011
Diluted	11,928	11,059	11,560	11,096

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	March 31,
	2010	2010
Assets:
Current assets:
Cash and cash equivalents	$371	$981
Accounts receivable, net	2,603	1,049
Inventories, net	1,287	1,350
Prepaid expenses and other current assets	276	151
Deferred tax asset	1,171	933
Total current assets	5,708	4,464

Property and equipment, net	75	89
Long-term prepaid expenses	12	18
Other assets	119	125
Total assets	$5,914	$4,696

Liabilities and stockholders' equity:
Current liabilities:
Secured note payable to bank	$890	$-
Convertible notes	289	-
Accounts payable	1,031	997
Accrued liabilities	82	83
Customer deposits	21	25
Contract payable	10	86
Total current liabilities	2,323	1,191

Stockholders' equity	3,591	3,505

Total liabilities and stockholders' equity	$5,914	$4,696